Exhibit 99.1

Contact:
Provectus Biopharmaceuticals, Inc.	Porter, LeVay & Rose, Inc.
Peter R. Culpepper, CFO, COO	Marlon Nurse, DM, SVP – Investor Relations
Phone: 866-594-5999 #30	Phone: 212-564-4700
Bill Gordon – Media Relations
Phone: 212-724-6312

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS PV-10 DATA PRESENTED AT SITC 29TH ANNUAL MEETING

PV-10 ENHANCED TUMOR-SPECIFIC IMMUNITY WITH CO-INHIBITORY BLOCKADE

Highlights Potential Additional Path for Development of PV-10 for Cancer

KNOXVILLE, TN, November 10, 2014—Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company (“Provectus”), announced today that data on its investigational agent PV-10 for intralesional (IL) treatment of cancer was featured in a poster presentation at the Society for Immunotherapy of Cancer [SITC] 29th Annual Meeting on Saturday, November 8, 2014. The presentation, titled “Efficacy of Intralesional Injection with PV-10 in Combination with Co-Inhibitory Blockade in a Murine Model of Melanoma,” is available at http://www.pvct.com/publications/SITCposter2014.pdf.

The poster, presented by Dr Shari Pilon-Thomas of the Moffitt Cancer Center, concludes that the new data “support combination therapy with IL PV-10 and co-inhibitory blockade.”

In clinical trials, IL PV-10 has induced regression of both injected lesions and uninjected bystander lesions in patients with melanoma, and tumor ablation with PV-10 has been shown to increase certain T-cell populations in patients’ peripheral blood. In the study reported at SITC, the team from Moffitt measured whether IL PV-10 and co-inhibitory blockade could improve anti-tumor immunity and regression of melanoma in mice.

The testing assessed response of injected and uninjected B16 melanoma tumors in mice receiving PV-10 alone or in combination with one of three agents designed for co-inhibitory blockade. The tested agents targeted either CLTA-4, PD-1 or PD-L1, the three most common clinical targets for co-inhibitory blockade. In each case, combination of PV-10 with co-inhibitory blockade led to improved tumor response and enhanced anti-tumor immunity of T-cells. Further testing with the anti-PD-L1 agent showed that these improvements could apply to both injected and uninjected tumors.

Eric Wachter, PhD and Chief Technology Officer of Provectus, said, “This important work further validates use of an intralesional therapy with a systemic immunotherapy, and solidifies our plans for a promising second path for development of PV-10. In addition to use as a single-agent therapy for cutaneous melanoma (the focus of our phase 3 study), these findings support commencement of clinical testing of PV-10 in combination anti-CLTA-4, anti-PD-1 or anti-PD-L1 agents. We are assessing strategies to allow this work to commence in a timely and cost-effective manner so that we can begin translating these model test results into human clinical data.”

About The Society for Immunotherapy of Cancer (SITC)

The Society for Immunotherapy of Cancer (SITC) is a 501 (c)(3) non-profit society of medical professionals. Recent advances in immunology and biology have opened up new horizons in the field of cancer therapy, with an upsurge in the integration of new biologic agents into clinical practice. With several high-caliber scientific meetings with a focus on clinical and translational aspects of biologic approaches to cancer treatment and numerous networking opportunities unique to this organization, the Society for Immunotherapy of Cancer (SITC) has developed into the premier destination for interaction and innovation in the cancer immunology and immunotherapy community. The goals of SITC are directed towards the rapid dissemination of information in these areas to expedite the safe transfer of both basic and applied research to the clinical setting.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014), and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with a phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary;

•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as liver cancer, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as liver cancer;

•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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